EXHIBIT 10.5

Summary of Terms of the Annual Restricted Stock Unit Grants made and to be made to the Non-Associate Directors of Abercrombie & Fitch Co. under the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Directors in Fiscal 2020

Non-Associate Directors

For the fiscal year ending January 30, 2021 (“Fiscal 2020”), members of the Board of Directors (the “Board”) of Abercrombie & Fitch Co. (the “Company”) who are not employees, or as referred to by the Company, “associates”, of the Company or of a subsidiary of the Company (“non-associate directors”) are eligible to receive an annual grant of restricted stock units (“RSUs”) as part of their compensation. Each RSU represents the right to receive one share of Class A Common Stock, $0.01 par value, of the Company (the “Common Stock”), upon vesting. The market value of the shares of Common Stock underlying the RSUs on the grant date is to be $150,000 (the “Non-Associate Director RSU Retainer”).

The annual Non-Associate Director RSU Retainer has been and will continue to be subject to the following provisions:

•
RSUs are to be granted annually on the date of the annual meeting of stockholders of the Company (if the non-associate directors continue to serve after the annual meeting of stockholders) pursuant to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Directors (or any successor plan approved by the Company’s stockholders); and

•
RSUs will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next regularly scheduled annual meeting of stockholders of the Company after the grant date, subject to earlier vesting in the event of a non-associate director’s death or total disability or upon termination of service in connection with a change of control of the Company.

Non-Executive Chairman of the Board

Effective February 3, 2018, the Board elected Terry L. Burman to serve as Non-Executive Chairman of the Board of the Company. In his capacity as Non-Executive Chairman of the Board of the Company, Mr. Burman is to receive the following equity compensation for Fiscal 2020:

•
an additional annual grant of RSUs, with the market value of the shares of Common Stock underlying this annual grant being equal to $100,000 on the grant date (the “Non-Executive Chairman RSU Retainer”), to be granted on the date of the annual meeting of stockholders of the Company (if Mr. Burman continues to serve after the annual meeting of stockholders) pursuant to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Directors (or any successor plan approved by the Company’s stockholders), and which will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next regularly scheduled annual meeting of stockholders of the Company after the grant date; in each case, subject to earlier vesting in the event of Mr. Burman’s death or total disability or upon a change of control of the Company; and

•
if Mr. Burman’s service as Non-Executive Chairman of the Board of the Company ends for any reason other than his death or total disability, a pro-rata portion of unvested RSUs subject to the Non-Executive Chairman RSU Retainer will vest to reflect the portion of the period that has elapsed between the grant date and the date on which his service as Non-Executive Chairman of the Board of the Company ends.

1